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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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McCormick & Company, Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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McCORMICK & COMPANY, INCORPORATED
18 Loveton Circle
Sparks, Maryland 21152

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MARCH 26, 2003

        The Annual Meeting of the Stockholders of McCormick & Company, Incorporated will be held at the Hunt Valley Inn, 245 Shawan Road, Hunt Valley, Maryland at 10:00 a.m., March 26, 2003, for the purpose of considering and acting upon:

(a)
the election of directors to act until the next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified;

(b)
the approval of the 2003 Employees Stock Purchase Plan, which is attached as Exhibit A to the Proxy Statement and which has been adopted by the Board of Directors subject to the approval of the stockholders;

(c)
the approval of the Management Incentive Bonus Plan, which is attached as Exhibit B to the Proxy Statement and which has been approved by the Board of Directors on recommendation of the Compensation Committee, subject to the approval of the stockholders;

(d)
the approval of an amendment to the Company's Charter to increase the number of authorized shares of Common Stock and Common Stock Non-Voting from 160,000,000 shares of each class to 320,000,000 shares of each class;

(e)
the ratification of the appointment of Ernst & Young LLP as independent auditors of the Company to serve for the 2003 fiscal year; and

(f)
any other matters that may properly come before such meeting or any adjournments thereof.

        The Board of Directors has fixed the close of business on January 31, 2003 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting or any adjournments thereof. Only holders of Common Stock shall be entitled to vote. Holders of Common Stock Non-Voting are welcome to attend and participate in this meeting.

IF YOU ARE A HOLDER OF COMMON STOCK, A PROXY CARD IS ENCLOSED. PLEASE VOTE YOUR PROXY PROMPTLY BY TELEPHONE, BY INTERNET OR BY MAIL AS DIRECTED ON THE PROXY CARD IN ORDER THAT YOUR STOCK MAY BE VOTED AT THIS MEETING. THE PROXY MAY BE REVOKED BY YOU AT ANY TIME BEFORE IT IS VOTED.

February 18, 2003	Robert W. Skelton Secretary

PROXY STATEMENT

GENERAL INFORMATION

        This proxy statement is furnished on or about February 18, 2003 to the holders of Common Stock in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the Annual Meeting of Stockholders or any adjournments thereof. Any proxy given may be revoked at any time before it is voted. Such right of revocation is not limited or subject to compliance with any formal procedure. The shares represented by all proxies received will be voted in accordance with the instructions contained in the proxies. The cost of the solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Company may solicit proxies by telephone, electronic mail or personal interview. The Company also may request brokers and other custodians, nominees, and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons, and the Company may reimburse them for their expenses in so doing.

        At the close of business on January 31, 2003, there were 15,810,463 shares of Common Stock outstanding, which constitute all of the outstanding voting shares of the Company. Except for certain voting limitations imposed by the Company's Charter on beneficial owners of ten percent or more of the outstanding shares of Common Stock, each share of Common Stock is entitled to one vote. Only holders of record of shares of Common Stock at the close of business on January 31, 2003 will be entitled to vote at the meeting or any adjournments thereof.

PRINCIPAL STOCKHOLDERS

        On January 31, 2003, the assets of The McCormick 401(k) Retirement Plan (the "Plan") included 4,443,103 shares of the Company's Common Stock, which represented 28.1% of the outstanding shares of Common Stock. The address for the Plan is 18 Loveton Circle, Sparks, Maryland 21152. The Plan is not the beneficial owner of the Common Stock for purposes of the voting limitations described in the Company's Charter. Each Plan participant has the right to vote all shares of Common Stock allocated to such participant's Plan account. The Plan's Investment Committee possesses investment discretion over the shares, except that, in the event of a tender offer, each participant of the Plan is entitled to instruct the Investment Committee as to whether to tender Common Stock allocated to such participant's account. Membership on the Investment Committee consists of three directors, Francis A. Contino, Carroll D. Nordhoff, and Karen D. Weatherholtz, and the Company's Vice President & Controller, Kenneth A. Kelly, Jr., the Company's Vice President—Finance, Paul C. Beard, and the Company's Senior Vice President, General Counsel & Secretary, Robert W. Skelton.

        Harry K. Wells and his wife Lois L.Wells, whose address is P. O. Box 409, Riderwood, Maryland 21139, held in two trusts 1,073,246 shares of Common Stock as of January 31, 2003, representing 6.8% of the outstanding shares of Common Stock.

ELECTION OF DIRECTORS

        The persons listed in the following table have been nominated for election as directors to serve until the next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified. Management has no reason to believe that any of the nominees will be unavailable for election. In the event a vacancy should occur, the proxy holders reserve the right to reduce the total number of nominations for election.

        The following table shows, as of January 31, 2003, the names and ages of all nominees, the principal occupation and business experience of each nominee during the last five years, the year in which each nominee was first elected to the Board of Directors, the amount of securities beneficially owned by each nominee, and directors and executive officers as a group, and the nature of such ownership. Except as shown in the table, no nominee owns more than one percent of either class of the Company's common stock.

        The Board of Directors has considered the independence of its members and has concluded that Messrs. Beracha, Brady, Dunn and Stevens and Drs. Fitzpatrick and Hrabowski qualify as "independent directors." As noted in the following table, Mr. Beracha is an executive officer of the Sara Lee Corporation and Dr. Fitzpatrick is an executive officer of the Rohm and Haas Company. Commercial relationships exist between the Company and the Sara Lee Corporation and between the Company and Morton Salt, a subsidiary of the Rohm and Haas Company. However, in each case, the Board of Directors has determined that the commercial relationship is not material to either party. The Board of Directors, in reaching its conclusion, has determined that sales in an amount less than 1% of either company's annual consolidated net sales, and purchases in an amount less than 1% of either company's total annual purchases, are not material. In addition, it should be noted that neither Mr. Beracha nor Dr. Fitzpatrick are involved in the negotiations of the commercial transactions. Further, it should be noted that the products supplied by the Company to such other corporations are readily available from other sources of supply. For these reasons, the Board has concluded that such transactions will not influence the judgment of Mr. Beracha or Dr. Fitzpatrick in making decisions on matters presented to the Board. The Board of Directors has further considered whether the members of the Audit Committee satisfy the additional "independence" and "financial literacy" requirements for Audit Committee members as set forth in the Listing Standards of the New York Stock Exchange (the "Listing Standards"), and further, whether they satisfy the amendments to those Listing Standards which were submitted to the Securities and Exchange Commission for approval on August 16, 2002. The Board of Directors has concluded that all members satisfy the current and proposed requirements of the Listing Standards. In addition, the Board of Directors has concluded that Mr. Brady, who is Chairman of the Audit Committee, is an "audit committee financial expert" as defined by SEC rules, and has the "accounting or related financial management expertise" required by the Listing Standards.

        Required Vote of Stockholders.    The favorable vote of at least a majority of the shares of Common Stock of the Company present in person or by proxy at a meeting at which a quorum is present is required for the election of each nominee.

        The Board of Directors recommends that stockholders vote FOR each of the nominees listed below.

				Amount and Nature* of Beneficial Ownership
Name	Age	Principal Occupation & Business Experience	Year First Elected Director	Common		Common Non-Voting
Barry H. Beracha	60	Executive Vice President, Sara Lee Corporation, and Chief Executive Officer, Sara Lee Bakery Group (2001 to present); Chairman of the Board & Chief Executive Officer, The Earthgrains Company (1993 to 2001)	2000	7,161		1,625
James T. Brady	62	Managing Director—Mid-Atlantic, Ballantrae International, Ltd. (1999 to present); Consultant, (1998 to 1999)	1998	6,401		8,172
Francis A. Contino	57	Executive Vice President, Chief Financial Officer (1998 to present) & Supply Chain (2002 to present)	1998	231,373 (1.3%	)	68,037
Robert G. Davey	53	President—Global Industrial Group (1998 to present)	1994	326,478 (1.8%	)	100,239
Edward S. Dunn, Jr.	59	President, Dunn Consulting (1997 to present); President and Chief Executive Officer, Colonial Williamsburg Company (2001 to 2002); C. J. McNutt Chair in Food Marketing, St. Joseph's University (1998 to 2001)	1998	8,972		9,499
J. Michael Fitzpatrick	56	President & Chief Operating Officer, Rohm and Haas Company (1999 to present); Vice President & Chief Technology Officer, Rohm and Haas Company (1995 to 1999)	2001	2,719		625
Freeman A. Hrabowski, III	52	President, University of Maryland Baltimore County (1992 to present)	1997	11,927		9,542

Robert J. Lawless	56	Chairman of the Board (1999 to present); President (1996 to present); Chief Executive Officer (1997 to present) & Chief Operating Officer (1995 to present)	1994	724,509 (4.1%	)	217,770	(1)
John C. Molan	56	President—Europe & Asia (2002 to present); President—Europe, Middle East & Africa (2000 to 2002); Group Vice President & Managing Director—Europe & Asia (1998 to 2000)	2000	271,288 (1.5%	)	77,893
Carroll D. Nordhoff	57	Executive Vice President (1994 to present)	1991	311,289 (1.7%	)	87,567
Robert W. Schroeder	57	Executive Vice President (2003 to present); President—U.S. Consumer Products Division (1999 to 2003); Vice President & General Manager—McCormick/Schilling Division (1995 to 1999)	1996	223,474 (1.3%	)	71,901
William E. Stevens	60	Chairman, BBI Group (2000 to present); Chairman and Chief Executive Officer, Wesmark Group (1999 to 2001); Executive Vice President, Mills & Partners, (1996 to 1999)	1988	16,609		25,525
Karen D. Weatherholtz	52	Senior Vice President—Human Relations (1999 to present); Vice President—Human Relations (1988 to 1999)	1992	116,986		32,873
Directors and Executive Officers as a Group (18 persons)				2,720,725 (15.2%	)	840,540

(1)
Includes 36,160 shares of Common Stock Non-Voting held in a charitable trust for the Lawless Family Foundation. Mr. Lawless serves as trustee of the trust. Mr. Lawless disclaims beneficial ownership of such shares.

*
Includes shares of Common Stock and Common Stock Non-Voting beneficially owned by directors and executive officers alone or jointly with spouses, minor children and relatives (if any)

  who have the same home as the director or executive officer. Also includes the following numbers of shares which could be acquired within 60 days of January 31, 2003 pursuant to the exercise of stock options: Mr. Beracha—1,625 shares of Common Stock, 1,625 shares of Common Stock Non-Voting; Mr. Brady—3,625 shares of Common Stock, 3,625 shares of Common Stock Non-Voting; Mr. Contino—201,825 shares of Common Stock, 67,275 shares of Common Stock Non-Voting; Mr. Davey—260,625 shares of Common Stock, 86,875 shares of Common Stock Non-Voting; Mr. Dunn—5,125 shares of Common Stock, 5,125 shares of Common Stock Non-Voting; Dr. Fitzpatrick—625 shares of Common Stock, 625 shares of Common Stock Non-Voting; Dr. Hrabowski—7,125 shares of Common Stock, 7,125 shares of Common Stock Non-Voting; Mr. Lawless—539,400 shares of Common Stock, 179,800 shares of Common Stock Non-Voting; Mr. Molan—230,639 shares of Common Stock, 76,877 shares of Common Stock Non-Voting; Mr. Nordhoff—200,025 shares of Common Stock, 66,675 of Common Stock Non-Voting; Mr. Schroeder—170,887 shares of Common Stock, 56,962 of Common Stock Non-Voting; Mr. Stevens—7,125 shares of Common Stock, 7,125 shares of Common Stock Non-Voting; Ms. Weatherholtz—73,687 shares of Common Stock, 24,562 shares of Common Stock Non-Voting; and directors and executive officers as a group—2,032,141 shares of Common Stock, 690,607 shares of Common Stock Non-Voting. Also includes shares of Common Stock which are beneficially owned by virtue of participation in the McCormick 401(k) Retirement Plan: Mr. Contino—20,564 shares of Common Stock; Mr. Davey—10,566 shares of Common Stock; Mr. Lawless—15,981 shares of Common Stock; Mr. Nordhoff—17,822 shares of Common Stock; Mr. Schroeder—9,462 shares of Common Stock; Ms. Weatherholtz—18,515 shares of Common Stock; and directors and executive officers as a group—112,220 shares of Common Stock. Also includes shares of Common Stock which are beneficially owned by virtue of participation in the Deferred Compensation Plan: Mr. Beracha—4,865 shares of Common Stock; Mr. Dunn—1,872 shares of Common Stock; Dr. Fitzpatrick—1,688 shares of Common Stock; and Dr. Hrabowski—2,155 shares of Common Stock.

Board Committees

        The Board of Directors has established the following committees to perform certain specific functions. There is no Nominating Committee of the Board of Directors. Board Committee membership as of February 3, 2003 is listed below.

        Audit Committee.    This Committee reviews the plan for and the results of the independent audit and internal audit, reviews the Company's financial information and internal accounting, financial and disclosure controls, and performs other duties and responsibilities set forth in a Charter approved by the Board of Directors. All members of the Committee are independent directors. Current membership consists of Mr. Brady, who serves as Chairman, Dr. Hrabowski and Mr. Stevens. The Audit Committee held six meetings during the last fiscal year.

        Compensation Committee.    This Committee establishes and oversees executive compensation policy; makes decisions about base pay, incentive pay and any supplemental benefits for the Chief

Executive Officer, other members of the Executive Committee, and any other executives listed in the proxy statement as one of the five highest paid executives; and approves the grant of stock options, the timing of the grants, the price at which the options are to be offered, and the number of shares for which options are to be granted to employee directors and officers. In addition, the Committee oversees the process of CEO succession planning and reviews the Company's strategy for succession to other key leadership positions. The Committee performs such other duties and responsibilities as may be set forth in a Charter approved by the Board of Directors. All members of the Committee are independent directors. Current membership consists of Mr. Beracha, who serves as Chairman, Mr. Dunn and Dr. Fitzpatrick. None of the Committee members are eligible to participate in any Company stock option or other compensation program that is administered by the Committee. The Compensation Committee held six meetings during the last fiscal year.

        Executive Committee.    This Committee possesses authority to exercise all of the powers of the Board of Directors in the management and direction of the affairs of the Company between meetings of the Board of Directors, subject to specific limitations and directions of the Board of Directors and subject to limitations of Maryland law. This Committee also reviews and approves all benefits and salaries of a limited group of senior executives and reviews and approves individual awards under stock option and other compensation plans for all employees other than directors and officers (see Compensation Committee). The following directors are members of the Committee: Messrs. Contino, Davey, Lawless and Nordhoff. The Executive Committee held 15 meetings during the last fiscal year.

Attendance at Meetings

        During the last fiscal year, there were eight meetings of the Board of Directors. All of the Directors attended at least 75% of the total number of meetings of the Board and the Board Committees on which they served.

Other Directorships

        Certain individuals nominated for election to the Board of Directors hold directorships in other companies. Mr. Beracha is a director of The Pepsi Bottling Group, Inc. and Transora, Inc. Mr. Brady is a director of Constellation Energy Group, Inc., Allfirst Financial, Inc. and Aether Systems, Inc. Dr. Fitzpatrick is a director of Rohm and Haas Company and Carpenter Technology Corporation. Dr. Hrabowski is a director of Constellation Energy Group, Inc., Corvis Corporation, The Baltimore Equitable Society and Mercantile Shareholders Corporation. Mr. Lawless is a director of The Baltimore Life Insurance Company, Carpenter Technology Corporation and Constellation Energy Group, Inc.  Mr. Stevens is a director of MEMC Electronic Materials, Inc.

REPORT ON EXECUTIVE COMPENSATION

Compensation Philosophy

        The Company's compensation program is designed (a) to attract, retain and motivate highly talented individuals through a combination of base pay and performance-based incentive awards; (b) to enhance the identity of the employees' interests with the interests of the Company's stockholders; and (c) to reward individual performance based on the achievement of the Company's financial goals and strategic objectives. The structure and benefits of the compensation program must be competitive with other programs for similarly placed employees of food and other manufacturing companies of a size similar to the Company. Independent compensation consultants are retained from time to time for advice and guidance in assessing whether the Company's compensation program is competitive. In 2002, Hewitt Associates, Inc. was retained to conduct a study for such purposes and, based on the study, concluded that the Company's executive compensation program is generally competitive.

Salaries

        Salaries of the Company's senior management employees are reviewed, and where appropriate, adjusted annually. Salary ranges are established for each senior management position based on the marketplace median for that position and a salary is assigned to the manager within that range based on individual performance, prior experience and contribution to the financial goals and strategic objectives of the Company. Salaries for the Company's chief executive officer and its five other highest paid executive officers are reviewed and approved by the Compensation Committee. Salaries for other senior management employees are reviewed and approved by the Executive Committee.

Incentive Awards

        Annual bonuses are paid to senior management employees pursuant to a formula. A limited number of corporate executives are paid a bonus based upon the achievement of specified levels of earnings growth. Other corporate executives and general managers of subsidiaries and divisions are paid a bonus based on the achievement of specified operating profit and working capital targets as well as earnings growth targets. If the targeted performance is achieved, a bonus is paid in an amount equal to either a percentage of salary or a percentage of the midpoint of the salary range for the employee's position. If performance exceeds targeted levels, an employee may be paid up to twice that amount. If minimum targets are not achieved, no bonus is paid. Annual bonuses for the Company's chief executive officer and its five other highest paid executive officers are reviewed and approved by the Compensation Committee. Bonuses for other senior management employees are reviewed and approved by the Executive Committee.

        The Company also has a mid-term incentive program which was first approved by the Company's stockholders in 1998 and again in 2002. Benefits under this program are paid upon the achievement of established targets for sales growth and total shareholder return over a period of three years. The targets are established prior to the commencement of each three year cycle. The Company believes that this program plays an important role in aligning the compensation of executives with the key financial goals which drive the Company's success and create shareholder value. Participation in the program is limited to those few executives who are in positions which have a significant impact on the achievement of the goals and who must provide the long-term strategic leadership necessary to accomplish the goals. The mid-term incentive program is administered by the Compensation Committee.

        The Company has regularly granted stock options to its key management employees since the mid-1960's. The Company continues to believe that the stock option programs are an effective vehicle for causing its key management employees to identify with the interests of its stockholders. The number of shares for which an option is granted is determined by the salary range assigned to the executive, although additional shares are occasionally awarded to an individual for exemplary performance. Each of the option agreements contains a vesting schedule which provides an inducement to employees to remain in the employment of the Company in order to maximize the economic benefit of the option. The Compensation Committee is responsible for the administration of the stock option plan with respect to the Company's officers and employee directors. The Executive Committee administers the plan for all other participants.

Chief Executive Officer Compensation

        Compensation for the Company's chief executive officer is structured the same as compensation for other senior management employees. As disclosed in the table on page 11 of this proxy statement, Mr. Lawless' compensation for 2002 consisted of a salary, a cash bonus, a payment from the mid-term incentive program, and a grant of an option under the Company's stock option plan. In addition, he was paid a fee for his membership on the Board of Directors. During the last fiscal year, the Committee approved an increase in Mr. Lawless' salary consistent with the findings of the market survey conducted by Hewitt Associates, Inc. In addition, the Committee approved an annual bonus for Mr. Lawless at the maximum level permitted by the program based on the Company's earnings per share performance for 2002, and a payment under the mid-term incentive program at a level slightly higher than target based on the Company's cumulative net sales growth and total shareholder return over the three year period ended November 30, 2002.

Submitted by:

Compensation Committee	Executive Committee
Barry H. Beracha, Chairman	Robert J. Lawless, Chairman
Edward S. Dunn, Jr.	Francis A. Contino
J. Michael Fitzpatrick	Robert G. Davey
Carroll D. Nordhoff

Compensation Committee Interlocks and Insider Participation

        No member of the Compensation Committee is, or during the last fiscal year was, an officer or an employee of the Company or any of its subsidiaries, and no member has any interlocking or insider relationships with the Company which are required to be reported under applicable rules and regulations of the Securities and Exchange Commission.

        At the close of fiscal year 2002, members of the Executive Committee were Messrs. Lawless, Contino, Davey and Nordhoff. All are employees and executive officers of the Company. The table beginning at page 4 of this proxy statement sets forth the business experience of each of the members.

SUMMARY COMPENSATION TABLE

        The following table sets forth the compensation paid by the Company and its subsidiaries for services rendered during each of the fiscal years ended November 30, 2002, 2001 and 2000 to the Chief Executive Officer of the Company and each of the other four most highly compensated executive officers who were executive officers on the last day of the 2002 fiscal year, determined by reference to total salary and bonus paid to such individuals for the 2002 fiscal year.

		Annual Compensation		Long Term Compensation
				Awards	Payouts
Name and Principal Position	Fiscal Year	(1) Salary ($)	(1) Bonus ($)	(5) Securities Underlying Options (#)	(2) LTIP Payouts ($)	(3) All Other Compensation ($)
Robert J. Lawless Chairman of the Board, President & Chief Executive Officer	2002 2001 2000	768,867 701,367 633,033	1,280,000 1,120,000 899,600	286,000 286,000 226,000	1,914,173 0 955,500	8,000 19,507 13,958
Robert G. Davey President — Global Industrial Group	2002 2001 2000	456,908 434,700 405,117	496,800 473,000 422,000	130,000 130,000 116,000	523,328 0 336,000	8,000 15,407 9,909
Francis A. Contino Executive Vice President, Chief Financial Officer & Supply Chain	2002 2001 2000	393,367 365,700 347,367	400,000 360,000 355,000	100,000 100,000 86,000	394,746 0 262,500	8,000 14,096 5,383
Carroll D. Nordhoff Executive Vice President	2002 2001 2000	331,658 319,117 306,373	325,600 313,000 310,000	100,000 100,000 86,000	394,746 0 309,750	8,000 13,717 8,254
Robert W. Schroeder (4) Executive Vice President	2002 2001 2000	361,642 350,950 318,033	282,543 269,598 176,748	96,000 96,000 67,000	363,133 0 246,750	8,000 14,066 7,828

(1)
"Salary" includes Corporate Board of Directors fees and service awards. Salary and/or bonuses deferred at the election of the named officer are included in the category and year they would have otherwise been reported had they not been deferred.

(2)
Amounts shown as "LTIP Payouts" were payments made upon completion of the first and second three-year performance periods ended November 30, 2002 and 2000 under the Mid-Term Incentive Program. Awards were paid in shares of restricted stock of the Company based on the stock price on November 30, 2002 and November 30, 2000, respectively.

(3)
These amounts were paid or accrued under the Company's 401(k) Retirement Plan for the accounts of such individuals. The stated figures represent the Company's matching contribution of employee contributions to the Plan in amounts not to exceed $8,000 per participant and, for years prior to 2002, the amounts that would have been contributed to the individual's account but for certain limits imposed by the Internal Revenue Code. Amounts in excess of these limits were paid in cash to these individuals as follows: in 2001, for Messrs. Contino, Davey, Lawless, Nordhoff and Schroeder the excess amounts were $3,037, $4,347, $8,448, $2,658 and $3,007, respectively; and in 2000, for Messrs. Davey, Lawless, Nordhoff and Schroeder the excess amounts were $4,526, $8,575, $2,871 and $2,445, respectively. Beginning in 2002, the Company limited its contributions to the Plan to matching contributions.

(4)
In December of 2002, Mr. Schroeder announced his plans to retire from the Company as of January 1, 2004. Mr. Schroeder has agreed to continue to provide advisory and consulting services to the Company for an eighteen month period following his retirement. During the consulting period, Mr. Schroeder will be paid a monthly consulting fee in the amount of $30,650.

(5)
All share numbers in the table have been adjusted to reflect the 2-for-1 stock split effective April 8, 2002.

Compensation of Directors

        Corporate Board of Directors fees are paid at the rate of $7,200 per year for each director who is an employee of the Company. Fees paid to each director who is not an employee of the Company consist of an annual retainer of $25,000 in cash and $15,000 in Common Stock of the Company, and a meeting fee of $1,500 for each Board meeting attended. Non-employee directors who serve on Board Committees also receive $1,200 for each Committee meeting they attend. Non-employee directors who serve as Committee Chairs receive $1,500 for each Committee meeting attended and an additional annual retainer of $4,000. Under the Directors' Non-Qualified Stock Option Plan, non-employee directors are granted options each year for 2,500 shares of Common Stock and 2,500 shares of Common Stock Non-Voting.

PENSION PLAN TABLE

        The following table shows the estimated annual benefits (on a single-life basis), including supplemental benefits, payable upon retirement (assuming retirement at age 65) to participants in the designated average compensation and years of service classifications:

	Years of Service
Average Compensation
	10 Years	15 Years	20 Years	25 Years	30 Years	35 Years
$600,000	101,100	151,650	202,200	252,750	303,300	353,850
$700,000	118,500	177,750	237,000	296,250	355,500	414,750
$800,000	135,900	203,850	271,800	339,750	407,700	475,650
$900,000	153,300	229,950	306,600	383,250	459,900	536,550
$1,000,000	170,700	256,050	341,400	426,750	512,100	597,450
$1,200,000	205,500	308,250	411,000	513,750	616,500	719,250
$1,500,000	257,700	386,550	515,400	644,250	773,100	901,950
$1,800,000	309,900	464,850	619,800	774,750	929,700	1,084,650

        The Company's Pension Plan is a defined benefit, non-contributory plan. A majority of the employees of the Company and participating subsidiaries are eligible to participate in the Plan upon completing one year of service and attaining age 21. The Plan provides benefits (which are reduced by an amount equal to 50% of the participant's social security benefit for those participants hired before December 1, 2000) based on the participant's years of service and highest average compensation over a period of five consecutive years, as defined in the Plan. The Company has adopted a supplement to its Pension Plan to provide a limited group of senior executives with an inducement to retire before age 65. That group of senior executives will receive credit for additional service for employment after age 55. The supplement also includes a significant portion of the senior executives' bonuses in the calculation of pension benefits. The supplement further provides that if a senior executive with Company service outside the U.S. retires after having served at least three years immediately preceding retirement in the U.S., all of the executive's years of Company service, including years of service with foreign subsidiaries of the Company, will be counted in calculating pension benefits. This group of senior executives includes those individuals listed in the table on page 11.

        For purposes of calculating the pension benefit, the average of the highest five consecutive 12-month periods of compensation for the executives listed in the table on page 11 as of November 30, 2002 is as follows: Mr. Contino—$652,722; Mr. Davey—$817,163; Mr. Lawless—$1,558,040; Mr. Nordhoff—$603,010; Mr. Schroeder—$554,782. The years of credited service for these executives as of the same date (including, for Messrs. Lawless and Davey, service with foreign subsidiaries of the Company) are: Mr. Contino—4.5; Mr. Davey—25.5; Mr. Lawless—26; Mr. Nordhoff—32; Mr. Schroeder—17.

        In 1999, the Company adopted a deferred compensation plan which allows a limited number of management employees to defer the payment of portions of salary and bonus. Plan participants may invest their deferred compensation in any one or a combination of the plan's investment funds. In most cases, deferred amounts plus earnings are paid out upon the participant's retirement or termination of employment.

STOCK OPTIONS

OPTION GRANTS IN LAST FISCAL YEAR

        During the last fiscal year, the Company granted stock options to certain employees, including executive officers, pursuant to stock option plans approved by the Company's stockholders. Included among the option grants were the following:

					Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation For Option Term ($)**
Individual Grants*
	Number of Securities Underlying Options Granted (#)	% of Total Options Granted To Employees in Fiscal Year
			Exercise or Base Price ($/Shares)
Name				Expiration Date
					5%	10%
Robert J. Lawless	286,000	7.5%	$21.375	1/21/12	$3,844,590	$9,742,946
Robert G. Davey	130,000	3.4%	$21.375	1/21/12	$1,747,541	$4,428,612
Francis A. Contino	100,000	2.6%	$21.375	1/21/12	$1,344,262	$3,406,625
Carroll D. Nordhoff	100,000	2.6%	$21.375	1/21/12	$1,344,262	$3,406,625
Robert W. Schroeder	96,000	2.5%	$21.375	1/21/12	$1,290,492	$3,270,360

*
The stock options are exercisable as follows: none of the shares subject to the option may be purchased during the first year of the option; not more than 25% of the shares subject to the option may be purchased during the second year of the option; not more than 50% of the shares subject to the option may be purchased during the third year of the option, less any shares for which the option may have been previously exercised; not more than 75% of the shares subject to the option may be purchased during the fourth year of the option, less any shares for which the option may have been previously exercised; and 100% of the shares subject to the option may be purchased, less any shares for which the option may have been previously exercised, at any time during the period between the end of the fourth year of the option and the expiration date. All stock options granted under the stock option plans become fully exercisable in the event of a change in control of the Company. Approximately 500 employees of the Company were granted options under the Company's option plans during the last fiscal year. All share numbers in this table have been adjusted to reflect the 2-for-1 stock split effective April 8, 2002.

**
The dollar amounts under these columns are the result of calculations at the 5% and 10% compounded annual rates set by the Securities and Exchange Commission, and therefore are not intended to forecast future appreciation, if any, in the price of the Company's Common Stock. The potential realizable values illustrated at the 5% and 10% compounded annual rates of appreciation assume that the price of the Company's Common Stock increases $13.44 and $34.07 per share, respectively, over the 10-year term of the options. If the named executives realize these values, the Company's stockholders will realize aggregate appreciation in the price of the approximately 140.1 million shares of the Company's Common Stock and Common Stock Non-Voting outstanding as of January 31, 2003 of approximately $1.9 billion and $4.8 billion, respectively, over the same period.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND
FISCAL YEAR-END OPTION VALUES

        During the last fiscal year, the Company's executive officers named in the table on page 11, exercised certain options granted to them in prior years. Those option exercises and the remaining unexercised options of November 30, 2002 are summarized as follows:

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Shares Underlying Unexercised Options at Fiscal Year-End (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at Fiscal Year-End ($) Exercisable/Unexercisable
Robert J. Lawless	106,000	$1,123,335	477,802 / 655,398	$4,040,856 / $3,605,083
Robert G. Davey	8,246	$91,160	232,152 / 306,848	$1,984,423 / $1,733,489
Francis A. Contino	0	$0	181,702 / 233,898	$1,590,989 / $1,310,721
Carroll D. Nordhoff	57,200	$530,244	179,302 / 233,898	$1,522,056 / $1,310,709
Robert W. Schroeder	44,200	$528,950	149,900 / 214,700	$1,258,540 / $1,153,056

All share numbers in the table above have been adjusted to reflect the 2-for-1 stock split effective April 8, 2002.

EQUITY COMPENSATION PLAN INFORMATION

        The following table summarizes information about the Company's equity compensation plans as of November 30, 2002, after adjustment for the 2-for-1 stock split effective April 8, 2002:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity Compensation Plans approved by security holders (1)	Common Stock 10,423,850 Common Stock Non-Voting 3,825,676	Common Stock $17.19 Common Stock Non-Voting $17.45	Common Stock 8,586,865(2) Common Stock Non-Voting 3,537,376
Equity Compensation Plans not approved by security holders (3)	Common Stock 224,657 Common Stock Non-Voting 142,917	Common Stock $15.78 Common Stock Non-Voting $18.25	Common Stock 1,246,947 Common Stock Non-Voting 626,842
	(a)	(b)	(c)
Total	Common Stock 10,648,507	Common Stock $17.16	Common Stock 9,833,812
	Common Stock Non-Voting 3,968,593	Common Stock Non-Voting $17.48	Common Stock Non-Voting 4,164,218

(1)
Includes the 1997 and 2001 Stock Option Plans, the 2001 Employees Stock Purchase Plan and the Directors Non-Qualified Stock Option Plan.

(2)
Includes 81,845 shares available as of November 30, 2002 under the Mid-Term Incentive Plan, a performance-based plan for a limited number of the Company's executive officers, including the Company's chief executive officer and the four other highest paid executive officers listed in the table on page 11.

(3)
Includes options granted to certain foreign nationals in lieu of participation under the 1997 and 2001 Stock Option Plans and the 2001 Employees Stock Purchase Plan. Except for minor variations required by tax laws of various jurisdictions, the terms and conditions of such options are substantially the same as the options granted under the U.S. plans. Note 11 to the Company's financial statements, which appears on page 40 of the Company's Annual Report to Stockholders, contains a description of these plans.

MID-TERM INCENTIVE PLAN

        The following table provides information on estimated future payouts under the Company's Mid-Term Incentive Plan to the executives named in the table on page 11 assuming the performance measures established for such payments are achieved. Under the Plan, performance measures are established by the Compensation Committee of the Board of Directors for sales growth and cumulative total shareholder return, assuming dividend reinvestment for each three year performance cycle. The target for total shareholder return is measured against the total shareholder return of other companies in a peer group selected by the Committee. The current performance cycle commenced on December 1, 2001 and will end on November 30, 2004. The maximum payout to any one individual cannot exceed the market value of 100,000 shares of the Company's common stock. Payouts for the prior two performance cycles are disclosed in the table on page 11.

		Estimated Future Payouts under Non-Stock Price Based Plans
Name	Performance or Other Period Until Maturation or Payout
		Threshold	Target	Maximum
Robert J. Lawless	12/1/2001 – 11/30/2004	$432,000	$1,728,000	$3,456,000
Robert G. Davey	12/1/2001 – 11/30/2004	$137,700	$550,800	$1,101,600
Francis A. Contino	12/1/2001 – 11/30/2004	$104,225	$416,900	$833,800
Carroll D. Nordhoff	12/1/2001 – 11/30/2004	$89,513	$358,050	$716,100
Robert W. Schroeder	12/1/2001 – 11/30/2004	$65,138	$260,553	$521,107

PERFORMANCE GRAPH—SHAREHOLDER RETURN

        Set forth below is a line graph comparing the yearly change in the Company's cumulative total shareholder return (stock price appreciation plus reinvestment of dividends) on the Company's Common Stock with (i) the cumulative total return of the Standard & Poor's 500 Stock Price Index, assuming reinvestment of dividends, and (ii) the cumulative total return of the Standard & Poor's Food Products Index, assuming reinvestment of dividends.

The graph assumes that $100 was invested on December 1, 1997 in McCormick & Company, Incorporated Common Stock, the Standard & Poor's 500 Stock Price Index and the Standard & Poor's Food Products Index, and that all dividends were reinvested through November 30, 2002, the end of the Company's last fiscal year.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange, initial reports of ownership and reports of changes in beneficial ownership of such equity securities of the Company. On November 19, 2002, 105 shares of the Company's Common Stock were purchased on behalf of Mr. Beracha, and 94 shares of the Company's Common Stock were purchased on behalf of Dr. Fitzpatrick, by the administrator of the Company's Deferred Compensation Plan pursuant to investment instructions provided by such reporting persons to the plan administrator in October and November, respectively, of 2001. The plan administrator failed to report such purchases until December 16, 2002. A report on Form 4 was filed for such transactions on December 17, 2002. To the Company's knowledge, based upon the reports filed and written representations that no other reports were required during the fiscal year ended November 30, 2002, no other director or officer of the Company failed to file reports required by Section 16(a) on a timely basis.

2003 EMPLOYEES STOCK PURCHASE PLAN

        Since 1966 it has been the policy of the Company to make available to virtually all of its employees the opportunity to purchase shares of the Company's stock through employees stock purchase plans. Since the Board of Directors believes that these plans have been successful in achieving their purposes, a new employees stock purchase plan is being submitted to the stockholders at this time.

        On January 28, 2003, the Board of Directors adopted the "2003 Employees Stock Purchase Plan," (the "ESPP") which is designed to meet the requirements of the Internal Revenue Code of 1986, as amended (the "Code") for employee stock purchase plans. The following is a summary of the principal features of the ESPP. This summary is qualified in its entirety by the more detailed terms and conditions of the ESPP, a copy of which is attached as Exhibit A to this proxy statement. If the ESPP is not approved by the required vote of stockholders by January 27, 2004, it will terminate. The Company intends to file a registration statement under the Securities Act of 1933, as amended, to register the shares to be issued pursuant to the exercise of options granted under the ESPP.

        Participation in the ESPP is limited to persons who on March 26, 2003 are employees of the Company and designated subsidiaries and, with stated exceptions, all such employees are eligible to participate. It is estimated that approximately 5,327 employees will be eligible to participate in the ESPP.

        Under the ESPP, options are to be granted on March 26, 2003 to each eligible employee to purchase as many shares of Common Stock Non-Voting of the Company as can be purchased with approximately 10% of each employee's annual base pay. Each eligible employee may elect to purchase all or a portion of such shares. Failure to make such election prior to April 30, 2003 will result in termination of the option.

        The purchase price per share is the closing price of the Company's Common Stock Non-Voting on the New York Stock Exchange either March 26, 2003 or for the date of exercise, whichever price is lower. The closing price of the Common Stock Non-Voting for January 31, 2003 was $22.40. Payment for all shares purchased will be made through payroll deductions over a 24-month period beginning on June 1, 2003. After payroll deductions have begun, prepayment for the total shares purchasable is permitted at any time before May 31, 2005. Interest on all such amounts will accrue at the rate of 2% per year, and will be paid to the employees after completion of payment for their shares or upon prior withdrawal from the ESPP.

        Subject to certain limitations set forth in the ESPP, employees are permitted, at any time prior to May 31, 2005, to terminate or reduce their payroll deductions, to reduce their options to purchase, to exercise their options in whole or in part, or to withdraw all or part of the balance in their accounts, with interest.

        The ESPP also contains provisions governing the rights and privileges of employees or their representatives in the event of termination of employment, retirement, severance, lay-off, disability, death or other events. Shares of stock purchased under the ESPP will be delivered as soon as practicable after May 31, 2005, or on such earlier date as full payment is made for all shares which the employee has elected to purchase. No employee or his or her legal representative will have any rights as a stockholder with respect to any shares to be purchased until completion of payments for all the shares and the issuance of the stock certificate.

        The ESPP contemplates that all funds contributed by employees will be under the control of the Company and may be used for any corporate purpose.

        The Executive Committee of the Board of Directors, or such other employee(s) as they may designate, will be responsible for the administration of the ESPP. The determinations of the plan administrator with respect to any questions arising under the ESPP will be final and binding.

        Federal Income Tax Consequences.    The Company has been advised by counsel that if a participant acquires stock upon the exercise of an option under the ESPP, the participant will not recognize income, and the Company will not be allowed a deduction as a result of such exercise, if the following conditions are met: (i) the ESPP is approved by the stockholders of the Company on or before January 27, 2004; (ii) at all times during the period beginning with the grant of the option and ending on the day three months before the date of such exercise, the participant was an employee of the Company or a subsidiary of the Company; and (iii) the participant makes no disposition of the stock within two years after the grant of the option or within one year after the transfer of the stock to the participant. In the event of a sale or other disposition of such stock by the participant after compliance with the applicable conditions set forth above, any gain realized over the price paid for the stock will be treated as long-term capital gain, and any loss will be treated as long-term capital loss, in the year of the sale. If the conditions stated in clauses (i) and (ii) are not met, the participant will recognize compensation income upon the exercise of the option. If the conditions in clauses (i) and (ii) are met, but the condition in clause (iii) is not met, the participant will recognize compensation income and, if applicable, capital gains, upon the early disposition of the stock. In either case the amount of compensation will be equal to the excess of the value of the stock on the date of exercise over the purchase price, except that in the case of a person subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, the amount of compensation income will be determined based on the value of the stock on the date on which the Section 16(b) restriction lapses (and the inclusion in income of the compensation will be delayed until that time). In general, compensation income will be subject to income tax at regular income tax rates. If the participant is treated as having received compensation income, an equivalent deduction generally will be allowed to the Company. For the purpose of the foregoing, an option is exercised on May 31, 2005 or such earlier date as the employee makes an irrevocable election to purchase stock. No income will result to participants upon the grant of the options.

        The Company has been further advised by counsel that the interest accrued on an employee's stock purchase account will be taxable income to such employee and a deduction will be allowed to the Company or a subsidiary of the Company.

        The following table shows the estimated maximum number of shares of Common Stock Non-Voting that each listed person, and each listed group, will be entitled to acquire in accordance with the provisions of the ESPP (based on the stock price in effect on January 31, 2003). The dollar value represents the amount of base pay which may be used to acquire shares under the ESPP. The number of shares represents the maximum number of shares of Common Stock Non-Voting which may be purchased by such individual or group at the January 31, 2003 stock price with the dollar value.

NEW PLAN BENEFITS
2003 Employee Stock Purchase Plan (1)

Name and Position	Dollar Value ($)(2)	Number of Shares(2)
Robert J. Lawless Chairman of the Board, President & Chief Executive Officer	$50,000	2,232
Robert G. Davey President — Global Industrial Group	$47,400	2,116
Francis A. Contino Executive Vice President, Chief Financial Officer & Supply Chain	$44,000	1,964
Carroll D. Nordhoff Executive Vice President	$33,690	1,504
Robert W. Schroeder Executive Vice President	$36,770	1,642
Executive Officer Group (18 persons)	$405,497	18,103
Non-Executive Director Group (6 persons)	not eligible to participate	not eligible to participate
Non-Executive Officer/Employee Group (approximately 5,327 persons)	$22,971,912	1,025,532

(1)
Mr. Molan, who is a nominee to the Board of Directors in addition to the persons listed in the New Plan Benefits table, is a non-US employee and is not eligible to participate in the ESPP. Mr. Molan receives other stock options for the number of shares he would have been able to purchase under the ESPP if he had been eligible to participate in this ESPP. Ms. Weatherholtz, who is a nominee to the Board of Directors in addition to the persons listed in the New Plan Benefits table, will receive options under the ESPP to purchase 1,086 shares of Common Stock Non-Voting. Director nominees who are not employees of the Company are not eligible to participate in the ESPP. No person will receive options for as much as 5% of the shares subject to the ESPP.

(2)
The maximum dollar value under the ESPP for any participant is $50,000.

        The ESPP contemplates that the Company will make available sufficient shares of its Common Stock Non-Voting to allow each eligible employee to elect to purchase the full number of shares covered by the options granted. On the basis of the closing price of the shares of the Company's Common Stock Non-Voting on January 31, 2003, it is estimated that a maximum of 1,043,635 shares will be required if each eligible employee elects to participate to the full extent of his or her option. The ESPP provides for adjustments in the case of certain changes in the Company's capital structure.

        Required Vote of Stockholders.    The favorable vote of at least a majority of the shares of Common Stock of the Company present in person or by proxy at a meeting at which a quorum is present is required for the approval of the ESPP.

        The Board of Directors recommends that stockholders vote FOR the approval of the ESPP.

MANAGEMENT INCENTIVE BONUS PLAN

        On recommendation of the Compensation Committee, the Board of Directors of the Company has unanimously approved the Management Incentive Bonus Plan (the "MIB") effective as of December 1, 2002, subject to stockholder approval. The following is a summary description of the principal features of the MIB. This summary is qualified in its entirety by the more detailed terms and conditions of the MIB, a copy of which is attached as Exhibit B to this proxy statement.

        The MIB is designed to provide incentives to senior management employees of the Company to achieve the Company's annual financial goals and strategic objectives and to facilitate the Company's efforts to attract, motivate and retain highly talented executives. The Compensation Committee and the Board of Directors believe the MIB properly aligns senior management compensation with the Company's financial performance and therefore promotes the growth and success of the Company and enhances shareholder value.

        The MIB participants will include such senior management employees of the Company as the Compensation Committee, in its discretion, may designate. The Compensation Committee will (a) establish the annual performance targets to be achieved in order for a bonus to be paid, (b) determine whether (and to what extent) such targets have been achieved, and (c) approve the payment of MIB benefits to the participants.

        The Compensation Committee shall have full power and authority to administer and interpret the MIB and to adopt, amend, suspend, terminate or waive such rules, regulations and guidelines, and to appoint such agents for the administration of the MIB and for the conduct of its business as the Compensation Committee may deem necessary or advisable. All interpretations and determinations made by the Compensation Committee, and all actions taken by the Compensation Committee, shall be conclusive and binding on all parties.

        Annual performance targets for the payment of bonuses will be established by agreement of the Compensation Committee within 90 days after the commencement of each fiscal year of the Company to which the performance targets relate, or within such other time period as may be required by Section 162(m) of the Code. Such targets shall be based on one or more performance criteria, as the Compensation Committee may deem appropriate, such as net sales growth, operating profit (or growth in operating profit), earnings per share (or growth in such earnings per share), inventory turnover, days sales outstanding, days payable outstanding, or return on equity or capital. Such targets may be expressed in absolute terms or by reference to the performance of peer companies. The Compensation Committee may require that a portion of the bonus award be based upon division, subsidiary, or other business unit performance targets in addition to corporate performance goals. The Compensation Committee may disregard or offset the effect of any special charges or gains, or the cumulative effect of any change in accounting in determining the attainment of performance targets by the Company or a division, subsidiary, or other business unit. If an individual becomes a senior management employee during a fiscal year, such individual may be made eligible for a bonus award for that year; provided, however, that such eligibility shall be conditioned on compliance with the requirements of Section 162(m) of the Code if such individual gains eligibility by becoming the chief executive officer or one of the four other highest paid executive officers of the Company.

        Bonus awards will be payable following the completion of each fiscal year upon certification by the Compensation Committee that the Company achieved the specified performance targets established for the participants. Unless the participant elects to defer all or part of the bonus award in accordance with the Company's Deferred Compensation Plan, all bonus awards will be paid in cash to the participant. Notwithstanding the Company's accomplishment of the performance targets, the Compensation Committee shall have the discretion to reduce some or all of a bonus award that would otherwise be paid. In addition, in no event may a participant receive, for any fiscal year, an award of more than .1% of the Company's market capitalization as of the first day of the fiscal year.

        The MIB is effective as of December 1, 2002, subject to the approval of the Company's shareholders. The Compensation Committee may at any time terminate, or from time to time amend, the MIB in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any bonus awards previously made under the MIB. In addition, without the approval of the Company's shareholders, no such amendment shall (a) increase the maximum amount that may be paid under the MIB to any participant for any fiscal year, (b) change the performance goals permitted under the MIB, or (c) amend the eligibility requirements for participation in the MIB.

        Stockholder approval of the MIB is required if payments under the MIB are to be tax deductible as performance-based compensation under Section 162(m) of the Code. No payments will be made under the MIB if stockholders do not approve the MIB.

        If the MIB had been in effect during the Company's last fiscal year, the bonus amounts that would have been paid under the MIB for the Company's last fiscal year to the executive officers named in the table on page 11 would have been the same as the bonus amounts which appear in the table. It is contemplated that the Compensation Committee will establish performance targets and calculate bonus amounts under the new MIB consistent with the practices which have been followed in previous years.

        Required Vote of Stockholders.    The favorable vote of at least a majority of the shares of Common Stock of the Company present in person or by proxy at a meeting at which a quorum is present is required for the approval of the MIB.

        The Board of Directors recommends that stockholders vote FOR the approval of the MIB.

PROPOSED CHARTER AMENDMENT

        The Board of Directors has recommended and declared advisable the adoption of a resolution under which the Charter of the Company, as amended, would be further amended to increase the authorized Common Stock, no par value, from 160,000,000 shares to 320,000,000 shares and to increase the authorized Common Stock Non-Voting, no par value, from 160,000,000 shares to 320,000,000 shares. As of January 31, 2003, there were outstanding 15,810,463 shares of Common Stock and 124,317,370 shares of Common Stock Non-Voting. There are no pre-emptive rights with respect to either class of stock. For this purpose, the resolution, substantially in the form set forth in Exhibit C, is submitted to the Company's stockholders for approval.

        The Board of Directors believes that the proposed increase in the number of authorized shares will benefit the Company by improving its flexibility in responding to future business needs and opportunities. The additional authorized shares will be available for issuance from time to time in connection with possible financings, stock splits, investment opportunities or acquisitions of other companies, stock option and stock purchase plans, or for other corporate purposes. The additional authorized shares of Common Stock would also be available, if necessary, to accommodate the automatic conversion of shares of Common Stock Non-Voting into shares of Common Stock pursuant to Charter amendments approved by the Company's stockholders on July 12, 1988. The Company has no plans, agreements or understandings to issue additional shares, except pursuant to existing stock option and stock purchase plans. The Board of Directors does not intend to seek further approval by the stockholders for the issuance of additional shares unless required to do so by applicable laws or regulations.

        No financial statements are included herein since, in the opinion of management, they are not material to the exercise of prudent judgment with regard to the proposed amendment. A copy of the Company's Annual Report to Stockholders for 2002, which includes financial statements for the fiscal year ended November 30, 2002, accompanies this proxy statement.

        Required Vote of Stockholders.    The proposal to amend the Charter requires the affirmative vote of the holders of a majority of the shares of Common Stock of the Company entitled to vote thereon.

        The Board of Directors recommends that stockholders vote FOR the approval of the amendment to the Charter.

REPORT OF AUDIT COMMITTEE
AND
FEES OF INDEPENDENT ACCOUNTANTS

Report of Audit Committee

        The responsibilities of the Audit Committee are defined in a Charter, which is approved by the Board of Directors of the Company. The Committee's Charter was most recently revised and approved by the Board of Directors on January 28, 2003. A copy of the revised Charter is attached as Exhibit D to this proxy statement. Among other things, the Charter charges the Committee with the responsibility for reviewing the Company's audited financial statements and the financial reporting process. In carrying out that responsibility, the Committee has reviewed and discussed the Company's audited financial statements with management and it has discussed the matters which are required to be discussed by Statement of Auditing Standards 61, as amended, with the independent auditors. In addition, the Committee has reviewed the written disclosures required by Independence Standards Board Standard No. 1, which were received from the Company's independent accountants, and has discussed the independent accountants' independence with them. The Audit Committee has reviewed the fees of the independent accountants for non-audit services and believes that such fees are compatible with the independence of the independent accountants.

        Based on these reviews and discussions, the Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the Company's fiscal year ended November 30, 2002.

        The members of the Audit Committee are "independent" as defined in Sections 303.01(B)(2)(a) and (B)(3) of the New York Stock Exchange's Listing Standards.

                      James T. Brady, Chairman
                      Freeman A. Hrabowski, III
                      William E. Stevens

Audit Fees

        The audit fees billed for professional services rendered by Ernst & Young LLP for the audit of the Company's annual financial statements for the most recent fiscal year and the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q for the most recent fiscal year were $1.3 million.

Financial Information Systems Design and Implementation Fees

        No professional services were rendered or fees billed by Ernst & Young LLP for financial information systems design and implementation for the most recent fiscal year.

All Other Fees

        The aggregate fees billed for all other professional services rendered by Ernst & Young LLP for the most recent fiscal year were $3.8 million.

RATIFICATION OF APPOINTMENT OF AUDITORS

        The Board of Directors has ratified and affirmed the Audit Committee's appointment of the accounting firm of Ernst & Young LLP to serve as the independent auditors of the Company for the current fiscal year subject to ratification by the stockholders of the Company. Ernst & Young LLP were first appointed to serve as independent auditors of the Company in 1982 and are considered by the Audit Committee and the management of the Company to be well qualified.

        Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

        Required Vote of Stockholders.    The favorable vote of at least a majority of the shares of Common Stock of the Company present in person or by proxy at a meeting at which a quorum is present is required for ratification of the appointment of independent auditors.

  The Board of Directors recommends that stockholders vote FOR ratification.

OTHER MATTERS

        Management knows of no other matters that may be presented for consideration at the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in the proxy to vote such proxy in accordance with their judgment on such matters.

VOTING PROCEDURES

        Except for the proposed Charter amendments, each matter submitted to the stockholders for a vote is deemed approved if a majority of the shares of Common Stock of the Company present in person or by proxy at a meeting at which a quorum is present votes in favor of the matter. The proposed Charter amendment requires the affirmative vote of the holders of a majority of the shares entitled to vote thereon. The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting constitutes a quorum.

        Stockholder votes are tabulated by Wells Fargo Bank Minnesota, N.A., the Company's transfer agent. Broker non-votes are neither counted in establishing a quorum nor voted for or against matters presented for stockholder consideration; proxy cards that are executed and returned without any designated voting direction are voted in the manner stated on the proxy card. Abstentions and broker non-votes with respect to a proposal are not counted as favorable votes, and therefore have the same effect as a vote against the proposal.

HOUSEHOLDING OF ANNUAL DISCLOSURE DOCUMENTS

        Pursuant to rules adopted by the Securities and Exchange Commission, the Company intends to send a single annual report and proxy statement to any household where two or more stockholders reside unless it has received contrary instructions from the stockholders. This rule benefits both stockholders and the Company. It eliminates unnecessary mailings delivered to your home and helps to reduce the Company's expenses. Each stockholder will continue to receive a separate proxy card.

        If your household receives a single set of disclosure documents for this year, and you would prefer to receive the duplicate copy, please contact the Company's transfer agent, Wells Fargo Bank Minnesota, N.A., by calling their toll-free number, 800-468-9716. If you share an address with another Company stockholder and together both of you would prefer to receive only a single set of the Company's annual disclosure documents, please contact the Company's transfer agent at the same telephone number or at P.O. Box 64854, St. Paul, MN 55164-0854.

STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

        Proposals of stockholders to be presented at the 2004 Annual Meeting must be received by the Secretary of the Company prior to October 22, 2003 to be considered for inclusion in the 2004 proxy material. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement material must deliver notice to the Secretary at the principal executive offices of the Company not later than the close of business on the sixtieth day nor earlier than the close of business on the ninetieth day prior to the first anniversary of the preceding year's annual meeting. Stockholders are also advised to review the Company's By-Laws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

EXHIBIT A

McCORMICK & COMPANY, INCORPORATED
2003 EMPLOYEES STOCK PURCHASE PLAN

Section 1—Purpose

        The purpose of this Plan is to afford to employees of McCormick & Company, Incorporated (the "Company") and its wholly-owned U.S. and Canadian subsidiaries an opportunity to purchase shares of the Company's Common Stock Non-Voting pursuant to options granted by this Plan to them.

Section 2—Number of Shares Offered

        The offering pursuant to this Plan is for a number of shares of the Company's Common Stock Non-Voting sufficient to allow each employee to elect to purchase the full number of shares purchasable pursuant to the terms of Section 6 of this Plan.

Section 3—Eligible Employees

        All persons who on March 26, 2003, are employees of the Company and participating subsidiaries will be eligible to participate in this Plan, except for the following who shall not be eligible:

  (a)
  Any employee whose customary employment as of March 26, 2003, was 19 hours or less per week or for not more than 5 months during the calendar year;

  (b)
  Any employee who, immediately after March 26, 2003, would own (as defined in the Internal Revenue Code, Sections 423 and 424(d)) stock, and/or hold outstanding options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary;

  (c)
  Any employee whose grant of an option hereunder would permit his rights to purchase stock under this Plan and under all other employee stock purchase plans, if any, of the Company or its subsidiaries to accrue at a rate which exceeds $25,000 of the fair market value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time; and

  (d)
  Any employee residing in a state where the offer or sale of the shares provided by this Plan is not authorized or permitted by applicable state law.

Section 4—Effective Date

        The options under this Plan are granted as of March 26, 2003, subject to approval of this Plan by the stockholders of the Company within 12 months of its adoption by the Board of Directors.

Section 5—Purchase Price

        The purchase price for all shares shall be the closing price of the Company's Common Stock Non-Voting on the New York Stock Exchange either:

  (a)
  For March 26, 2003 (which is the date of the grant), or

  (b)
  For the date such option is exercised, whichever price is lower.

Section 6—Number of Shares Purchasable

        Each eligible employee is, by the terms of this Plan, granted an option to purchase a maximum number of shares of Common Stock Non-Voting of the Company (increased by any fractional amount required to make a whole share) which, at the purchase price, as determined in accordance with Section 5(a), will most closely approximate 10% of his compensation for one year, as below defined. Notwithstanding any other provision of this Plan, no employee may elect to purchase less than five shares nor may any options be exercised for less than five shares.

        Such compensation for one year shall be deemed to be the base wage paid to such employee by the Company. The base wage for such employee shall be computed as follows:

  (a)
  The straight-line hourly base wage rate of such employee in effect on March 21, 2001, multiplied by 2080 hours (40 hours per week multiplied by 52 weeks), or by such number as the Company deems to constitute the number of hours in a normal work year for such employee; or

  (b)
  The salary of such employee in effect on March 26, 2003, annualized.

Section 7—Election to Purchase and Payroll Deduction

        No later than April 30, 2003, an eligible employee may elect to purchase all or part of the shares which he is entitled to purchase under Section 6. Such election shall be made by the execution and delivery to the Company of an approved written form authorizing uniform periodic payroll deductions over a two-year period beginning June 1, 2003, in such amounts as will in the aggregate (exclusive of interest which, it is contemplated, will be paid to the employee at the end of such period) equal the total option price for all of the shares covered by this election to purchase.

If an employee fails to make such election by April 30, 2003, the option provided by this Plan shall terminate on that date. Except as otherwise provided in the Plan, after payroll deductions have begun, prepayment for the total shares purchasable will be permitted at any time prior to May 31, 2005. In the event an employee makes such prepayment, there shall be no payroll deductions under the Plan on behalf of said employee after such prepayment.

Section 8—Interest on Payroll Deductions

        The Company and participating subsidiaries will maintain a record of amounts credited to each employee authorizing a payroll deduction pursuant to Section 7. Interest will accrue on payroll deductions beginning June 1, 2003, on the average balance of such deductions during the period of this Plan at the rate of 2% per year. Such interest shall be payable to the employee on or about May 31, 2005, or at such time as said employee may for any reason terminate his election to purchase shares under this Plan, or at such time as said employee exercises his option to purchase stock under the Plan and provides or pays in full the sum necessary to purchase such shares.

Section 9—Changes in Elections to Purchase

        An employee may, at any time prior to May 31, 2005, by written notice to the Company, direct the Company to reduce or cease payroll deductions (or, if the payment for shares is being made through periodic cash payments, notify the Company that such payments will be reduced or terminated) or withdraw part or all of the money in his account and continue payroll deductions, in accordance with the following alternatives:

  (a)
  Exercise his option to purchase the number of shares which may be purchased at the purchase price with all or any specified part of the amount (including interest) then credited to his account, and withdraw any amount (including interest) remaining in such account; or

  (b)
  Reduce the amount of his subsequent payroll deductions (or periodic cash payments) and/or withdraw all or any specified part of the amount then credited to his account, in which event his option to purchase shall be reduced to the number of shares which may be purchased, at the March 26, 2003 price, with the amount, if any, remaining in his account (exclusive of interest) plus the aggregate amount of the authorized payroll deductions (or periodic cash payments) to be made thereafter; or

  (c)
  Withdraw the amount (including interest) in his account and terminate his option to purchase

        An employee may make only one withdrawal of all or part of his account and continue his payroll deductions. If the employee thereafter wishes to withdraw any funds from his account, he must withdraw the entire amount (including interest) in his account and terminate his option to purchase.

        Any reduction made in the number of shares subject to an option to purchase is subject to the provisions of Section 6 and shall be permanent.

Section 10—Voluntary Termination of Employment or Discharge

        In the event an employee voluntarily leaves the employ of the Company, otherwise than by retirement under a plan of the Company, or is discharged for cause prior to May 31, 2005, he can elect within 10 days after termination of his employment to:

  (a)
  Exercise his option to purchase the number of shares which may be purchased at the purchase price with all or any specified part of the amount (including interest) then credited to his account, and withdraw any amount (including interest) remaining in such account; or

  (b)
  Withdraw the amount (including interest) in his account and terminate his option to purchase; or

  (c)
  Exercise his option up to the number of shares purchasable under this Plan (Section 6) with full payment for such shares.

        If the employee fails to make an election within 10 days after termination of employment, he shall be deemed to have elected subsection 10(b) above.

Section 11—Retirement or Severance

        In the event an employee who has an option to purchase shares leaves the employ of the Company on or after March 26, 2003, because of retirement under a plan of the Company, or because of termination of his employment by the Company for any reason except discharge for cause, he may elect, within 10 days after the date of such retirement or termination, to:

  (a)
  In the event of retirement only, continue his option to purchase shares by making periodic cash payments to the Company in amounts equal to the payroll deductions previously authorized; or

  (b)
  Exercise his option for the number of shares which may be purchased at the purchase price with all or any specified part of the amount (including interest) then credited to his account, and withdraw any amount (including interest) remaining in such account; or

  (c)
  Exercise his option up to the number of shares purchasable under this Plan (Section 6) with full payment for such shares within said 10 day period; or

  (d)
  Withdraw the amount (including interest) in his account and terminate his option to purchase.

        In the event the employee does not make an election within the aforesaid 10 day period, he will be deemed to have elected subsection 11(d) above.

Section 12—Lay-Off, Authorized Leave of Absence or Disability

        Payroll deductions for shares for which an employee has an option to purchase may be suspended during any period of absence of the employee from work due to lay-off, authorized leave of absence or disability or, if the employee so elects, periodic payments for such shares may continue to be made in cash.

        If such employee returns to active service prior to May 31, 2005, his payroll deductions will be resumed and if said employee did not make periodic cash payments during his period of absence, he shall, by written notice to the Company or participating subsidiary within 10 days after his return to active service, but not later than May 31, 2005, elect:

  (a)
  To make up any deficiency in his account resulting from a suspension of payroll deductions by an immediate cash payment; or

  (b)
  Not to make up such deficiency, in which event the number of shares to be purchased by him shall be reduced to the number of whole shares which may be purchased at the March 26, 2003 price, with the amount, if any, then credited to his account (including interest) plus the aggregate amount, if any, of all payroll deductions to be made thereafter; or

  (c)
  Withdraw the amount (including interest) in his account and terminate his option to purchase.

        An employee on lay-off, authorized leave of absence or disability on May 31, 2005, shall deliver written notice to the Company or participating subsidiary on or before May 31, 2005, electing one of the alternatives provided in the foregoing clauses (a), (b) and (c) of this Section 12. If any employee fails to deliver such written notice within 10 days after his return to active service or by May 31, 2005, whichever is earlier, he shall be deemed to have elected subsection 12(c) above.

        If the period of an employee's lay-off, authorized leave of absence or disability shall terminate on or before May 31, 2005, and the employee shall not resume active employment with the Company, he shall make an election in accordance with the provisions of Section 10 of this Plan.

Section 13—Death

        In the event of the death of an employee while his option to purchase shares is in effect, the legal representatives of such employee may, within 90 days after his death (but not later than May 31, 2005) by written notice to the Company or participating subsidiary, elect to:

  (a)
  Make up any deficiency in such employee's account occurring after his death or by reason of his prior illness and to continue to make periodic cash payments for the remainder of the period ending May 31, 2005; or

  (b)
  Withdraw the amount (including interest) in his account and terminate his option to purchase; or

  (c)
  Exercise the employee's option for the number of shares which may be purchased at the purchase price with all or any specified part of the amount (including interest) then credited to his account, and withdraw any amount (including interest) remaining in such account; or

  (d)
  Exercise his option up to the number of shares purchasable under this Plan (Section 6) with full payment for such shares.

        In the event the legal representatives of such employee fail to deliver such written notice to the Company or participating subsidiary within the prescribed period, the election to purchase shares shall terminate and the amount, including interest, then credited to the employee's account shall be paid to such legal representatives.

Section 14—Failure to Make Periodic Cash Payments

        Under any of the circumstances contemplated by this Plan, where the purchase of shares is to be made through periodic cash payments in lieu of payroll deductions, the failure to make any such payments shall reduce, to the extent of the deficiency in such payments, the number of shares purchasable under this Plan.

Section 15—Funds in Stock Option Accounts

        Amounts credited to the employee's account shall be under the control of the Company and may be used for any corporate purpose. Amounts credited to the accounts of employees of subsidiaries of the Company named in Section 1 of this Plan shall be remitted to the Company from time to time. The amount, exclusive of interest, credited to the account of each employee shall be applied to pay for shares purchased by such employee and any amount not used for this purpose shall be repaid to the employee by the Company.

Section 16—Rights as Stockholder

        No employee, former employee, or his representatives shall have any rights as a stockholder with respect to any shares of stock which any employee has elected to purchase under this Plan until full payment for all shares has been made and a certificate for such shares has been issued. Certificates for shares will be issued as soon as practicable after full payment for such shares has been made. However, certificates for shares will not be issued prior to approval of the Plan by the stockholders of the Company.

Section 17—Non-Assignability

        No assignment or transfer by any employee, former employee or his legal representatives of any option, election to purchase shares or any other interest under this Plan will be recognized; any purported assignment or transfer, whether voluntary or by operation of law (except by will or the laws of descent and distribution), shall have the effect of terminating such option, election to purchase or other interest. An employee's option and election to purchase shall be exercisable only by him during his lifetime and upon his death, by his legal representative in accordance with Section 13. If an election to purchase is terminated by reason of the provisions of this Section 17, the only right thereafter continuing shall be the right to have the amount then credited to the employee's account, including interest, paid to the employee or other person entitled thereto, as the case may be.

Section 18—Effect of Changes in Shares

        In the event of any change in the capital stock of the Company through merger, consolidation or reorganization, or in the event of any dividend to holders of shares of the Common Stock Non-Voting of the Company payable in stock of the same class in an amount in excess of 2% in any year, or in the event of a stock split, or in the event of any other change in the capital structure of the Company, the Company will make such adjustments with respect to the shares of stock subject to this offering as it deems equitable to prevent dilution or enlargement of the rights of participating employees.

Section 19—Administration; Miscellaneous

  (a)
  The Executive Committee of the Company (the "Committee") or such employee or employees as they may designate, shall be responsible for the administration of this Plan, including the interpretation of its provisions, and the decision of the Committee or of such other employee or employees with respect to any question arising under the Plan shall be final and binding for all purposes.

  (b)
  Uniform policies shall be pursued in the administration of this Plan and there shall be no discrimination between particular employees or groups of employees. The Committee, or such employee or employees as they may designate to administer this Plan, shall have the authority, which shall be exercised without discrimination, to make exceptions to the provisions of this Plan under unusual circumstances where strict adherence to such provisions would work undue hardship.

  (c)
  The Company may allow a reasonable extension of the time within which an election to purchase shares under this Plan shall be made, if it shall determine there are circumstances warranting such action, in which event such extension shall be made available on a uniform basis to all employees similarly situated; provided that in no event shall the period for payroll deductions be extended beyond May 31, 2005.

Section 20—Amendment and Discontinuance

        The Board of Directors of the Company may alter, suspend or terminate the Plan; provided, however, that, except to conform the Plan from time to time to the requirements of the Internal Revenue Code with respect to employee stock purchase plans, no action of the Board shall increase the period during which this Plan shall remain in effect, or further limit the employees of the Company who are eligible to participate in the Plan, or increase the maximum period during which any option granted under the Plan may remain unexercised, or (other then as set forth in Section 18 above) increase the number of shares of stock to be optioned under the Plan or reduce the purchase price per share, with respect to the shares optioned or to be optioned under the Plan, or without the consent of the holder of the option, otherwise alter or impair any option granted under the Plan.

EXHIBIT B

McCORMICK & COMPANY, INCORPORATED
MANAGEMENT INCENTIVE BONUS PLAN

Article I—Purpose:

        The primary purpose of the Management Incentive Bonus Plan (the "Plan") is (a) to provide financial incentives to executive officers and other senior management employees of McCormick & Company, Incorporated ("McCormick") and its subsidiaries (collectively referred to as the "Company") to achieve the annual financial goals and strategic objectives established by the Company and (b) to provide a competitive compensation program that will enable the Company to attract and retain highly talented employees.

Article II—Administration:

        The Plan shall be administered by the Compensation Committee (the "Committee") of the Board of Directors of McCormick. The Committee shall, in accordance with the terms of the Plan and in its sole discretion, designate the senior management employees of the Company who will participate in the Plan, establish the annual performance targets for each Plan participant, determine whether, and to what extent, such targets have been achieved, and approve the amount and payment of Plan benefits to Plan participants.

        The Committee shall have full power and authority to administer and interpret the Plan, and to adopt, amend, suspend, terminate or waive such rules, regulations and guidelines, and to appoint such agents, for the administration of the Plan and for the conduct of its business as the Committee may deem necessary or advisable. All interpretations and determinations made by the Committee, and all actions taken by the Committee, pursuant to the powers vested in the Committee hereunder, shall be conclusive and binding on all parties.

Article III—Participation:

        The Company's senior management employees, including senior managers of the Company's divisions, subsidiaries and other business units, and any other persons performing similar duties, shall be eligible to participate in the Plan each year. Pursuant to Article II, the Committee may designate any such employees as participants in any year; provided that such designation is made in writing not later than ninety days after the commencement of the fiscal year during which the bonus is to be earned (or by such other date as may be required to avoid disallowance of a deduction for the bonus award under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code")).

Article IV—Performance Targets:

        The Committee shall establish annual performance targets that must be achieved in order for bonus awards to be earned by participants in the Plan. Such targets shall be based on one or more performance criteria that the Committee deems appropriate, such as net sales growth, operating profit (or growth in operating profit), earnings per share (or growth in such earnings per share), inventory turnover, days sales outstanding, days payable outstanding, or return on equity or capital. Such targets may be expressed in absolute terms or by reference to the performance of peer companies. The Committee may require that a portion of the bonus award be based upon division, subsidiary, or other business unit performance goals in addition to corporate performance goals. The Committee may disregard or offset the effect of any special charges or gains or cumulative effect of a change in accounting in determining the attainment of performance goals by the Company or a division, subsidiary, or other business unit.

        The specific performance targets for each participant, which may include a payout threshold and a maximum, shall be established by the Committee in writing not later than ninety days after the commencement of the fiscal year to which the performance target relates (or by such other date as may be required to avoid disallowance of a deduction for the bonus award under Section 162(m) of the Code. If an individual becomes a senior management employee during a fiscal year, such individual may be made eligible for a bonus award for that year; provided, however, that such eligibility shall be conditioned on compliance with the requirements of Article VI hereof if such individual becomes a participant as a result of being appointed as the Company's chief executive officer or one of the other four highest paid executive officers.

Article V—Bonus Awards:

        The Committee shall, in granting bonus awards to particular participants for any fiscal year, take into consideration (a) the actual performance of the Company, or the division, subsidiary, or other business unit of the participant as compared to budgeted performance goals and (b) as between participants, the contribution of the participant during the fiscal year to the success of the Company, including the participant's (i) position and level of responsibility, (ii) division or subsidiary or other business unit achievements, and (iii) individual performance as assessed by management.

        Each bonus shall be payable entirely in cash (unless the participant is eligible for and has elected to defer receipt of a portion or all of such award in accordance with the terms of the Company's Deferred Compensation Plan) upon certification by the Committee that the Company achieved the specified performance targets established for the participant. Notwithstanding the achievement of the specified performance targets by the Company, the Committee has the discretion for each participant to reduce the bonus amount that would otherwise be paid. In no event may any one participant receive a bonus under the Plan for any fiscal year of more than .1% of the Company's market capitalization (stock price multiplied by number of shares outstanding) as of the first day of the fiscal year.

        Notwithstanding anything in the Plan to the contrary, the Committee, in its sole discretion, may authorize payment of a bonus award to any employee it may designate as a participant, in the event of the death or disability of the participant or a change of ownership or control of the Company, in advance of the normal payment date in any amount up to the maximum amount of the bonus award that would have been paid to the participant upon completion of the then current fiscal year and the attainment of the maximum performance target for such participant.

Article VI—Performance-Based Compensation Requirements:

        Notwithstanding anything in the Plan to the contrary, all bonus awards made by the Committee under the Plan for the chief executive officer and the four other highest paid executive officers of the Company (except for any bonus awards directed to be paid in advance by the Committee pursuant to the last paragraph of Article V hereof) shall be subject to the following requirements of Section 162(m) of the Code:

  •
  Such bonus awards shall be payable solely on account of the attainment of one or more pre-established performance goals established in writing by the Committee not later than ninety days after the beginning of the Company's fiscal year to which the award relates (or by such other date as may be required to avoid disallowance of a federal income tax deduction for the bonus award under Section 162(m) of the Code), provided that the outcome is substantially uncertain when the Committee establishes the goal or goals;

  •
  Each such pre-established performance goal shall state, in terms of an objective formula or standard, the method for computing the amount of the award payable to the employee if the goal is attained;

  •
  The terms of such objective formula or standard shall preclude discretion to increase the amount of the bonus that would otherwise be payable upon attainment of the performance goal;

  •
  Each such performance goal shall be based on one or more of the following criteria: growth in the Company's net sales, the Company's operating profit (or growth in operating profit), the Company's earnings per share (or growth in such earnings per share), inventory turnover, days sales outstanding, days payable outstanding, or return on equity or capital; and

  •
  The bonus award shall not be paid unless and until the Committee certifies in writing that the performance goal or goals and any other material terms of the award have been satisfied.

Article VII—Miscellaneous:

        The Company shall have the right to deduct from all bonus awards paid under the Plan any federal, state, local or foreign taxes required by law to be withheld with respect to such awards. Participation in the Plan does not create a contract of employment, nor does it grant any employee any right to be retained in the employ of the Company. A participant shall not receive a bonus award under the Plan for the fiscal year during which the participant's employment terminates unless such termination is by reason of retirement, death, or disability. The costs and expenses of administering the Plan shall be borne by the Company and shall not be charged to any bonus award or to any individual receiving a bonus award. The Plan shall be interpreted and administered in accordance with the laws of the State of Maryland (determined without regard to the choice of law provisions of any jurisdiction).

Article VIII—Effective Date, Amendments, Termination:

        The Plan shall become effective as of December 1, 2002, subject to the approval of the Company's shareholders. The Committee may at any time terminate, or from time to time amend, the Plan in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any bonus awards previously made under the Plan. In addition, without the approval of the Company's shareholders, no such amendment shall (a) increase the maximum amount that may be paid under the Plan to any participant for any fiscal year, (b) change the performance goals permitted under the Plan, or (c) amend the eligibility requirements for participation in the Plan.

EXHIBIT C

McCORMICK & COMPANY, INCORPORATED

Resolution to be submitted to stockholders to effect increase in authorized shares of Common Stock and Common Stock Non-Voting:

  RESOLVED, That, as declared advisable and recommended by the Board of Directors, the Charter of the Corporation be, and the same shall be, amended:

    By striking out the first paragraph of Article 4 of the Charter of the Corporation, as heretofore amended, and substituting in lieu thereof the following:

    "4. The total amount of the authorized capital stock of the Corporation shall be as follows: Thirty Thousand shares of five per cent. Preferred Stock of the par value of $100 each, making the aggregate par value of said five per cent. Preferred Stock $3,000,000; Three Hundred Twenty Million (320,000,000) shares of Common Stock, which said Common Stock shall be without any fixed par value; and Three Hundred Twenty Million (320,000,000) shares of Common Stock Non-Voting, which said Common Stock Non-Voting shall be without any fixed par value";

    and by changing the figure "160,000,000" to the figure "320,000,000" wherever it appears elsewhere in said Article 4.

  FURTHER RESOLVED, That the proper officers of the Corporation be, and they hereby are, authorized and directed to prepare, execute and file proper Articles of Amendment to the Corporation's Charter, as heretofore amended, setting forth the amendments so approved and adopted; and such proper officers be and they hereby are authorized to prepare, execute, acknowledge and file such other documents and papers and to do such further acts and things as to them shall appear necessary or advisable in order to carry into effect the foregoing resolution.

C-1

EXHIBIT D

AUDIT COMMITTEE CHARTER

Purpose

        The Audit Committee is a standing committee of the Board of Directors. The purpose of the Committee is to assist the Board of Directors in fulfilling its oversight responsibility relating to: (i) the integrity of the Company's financial statements, the financial reporting process, and the systems of internal accounting and financial controls; (ii) the performance of the Company's internal audit function; (iii) the appointment, engagement and performance of the independent auditors and the evaluation of the independent auditors' qualifications and independence; (iv) the Company's compliance with ethics and information security policies and legal and regulatory requirements, including the Company's disclosure controls and procedures; and (v) the evaluation of enterprise risk issues. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, the independent auditors, the internal auditors, and management of the Company and to resolve any disagreements between management and the independent auditors regarding financial reporting.

        In discharging its responsibilities, the Committee is not itself responsible for the planning or the performance of audits, or for any determination that the Company's financial statements are complete and accurate, or in accordance with generally accepted accounting principles. Management is responsible for the preparation, presentation, and integrity of the Company's financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent auditors are responsible for auditing the Company's financial statements and for reviewing the Company's unaudited interim financial statements.

        The Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and it is authorized to retain, at the expense of the Company, independent legal, accounting, or such other advisors as it may deem necessary or advisable to carry out its duties.

        The Committee is also responsible for the preparation of the audit committee report required by the rules of the Securities and Exchange Commission (the "SEC") to be included in the Company's annual proxy statement.

Organization

        This Charter governs the operations of the Committee. The Committee shall review and reassess the Charter at least annually and recommend any proposed changes to the Board of Directors for approval. The Committee shall be comprised of at least three members of the Company's Board of Directors, and each member of the Committee shall meet the independence and experience requirements of the New York Stock Exchange, the Securities Exchange Act of 1934, and the rules and regulations of the SEC. At least one member of the Committee shall be a

"financial expert" as defined by the SEC. The Board of Directors shall appoint the members of the Committee and its Chairman.

Meetings

        The Committee shall meet as often as it deems necessary or advisable, but not less frequently than quarterly. The Committee shall meet periodically with management, the internal audit service providers, and the independent auditors in separate executive sessions. The Committee may request any officer or employee of the Company or the Company's outside counsel or its internal audit services provider or its independent auditor to attend any meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Duties and Responsibilities

        The Committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible in order to best react to changing conditions and circumstances. The following shall be the principal duties and responsibilities of the Committee:

        A.    Review of Annual SEC Filings.    The Committee shall review with management and the independent auditors the financial information to be included in the Company's Annual Report on SEC Form 10-K, including management's discussion and analysis, and (i) the independent auditors' judgment about the quality, not just the acceptability, of the accounting principles used in the preparation of the financial statements, (ii) any changes in the accounting policies or principles applied by the Company, (iii) the reasonableness of significant judgments, (iv) the clarity of the disclosures in the financial statements, (v) any material correcting adjustments that have been identified by the independent auditors, and any material unadjusted differences, (vi) any major issues as to the adequacy of the Company's internal controls, and (vii) any special steps taken in light of material control deficiencies. The Committee shall also discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards, applicable law or listing standards, including matters required to be discussed by Statement of Auditing Standards No. 61, as amended by Statement of Auditing Standards No. 90. The Committee may discuss with the national office of the independent auditors issues on which it was consulted by the Company's audit team and matters of audit quality and consistency. Based on such review and discussion, the Committee shall make a determination whether to recommend to the Board of Directors that the audited financial statements should be included in the Company's Annual Report to Stockholders.

        B.    Review of Quarterly SEC Filings and Other Communications.    The Committee shall review and discuss with management and the independent auditors the quarterly financial information to be included in the Company's quarterly reports on Form 10-Q, including the disclosures under management's discussion and analysis. The independent auditors shall report to the Committee on all critical accounting policies and practices used and all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of using such alternative treatments, and the treatment preferred by the independent auditors. The independent auditors shall also discuss any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards, applicable law or listing standards. The Chairman of the Committee shall review the Company's earnings releases and the types of financial information and earnings guidance periodically presented to analysts and rating agencies to the extent required by law or listing standards. The Committee shall also discuss the results of the independent auditors' review of the Company's quarterly financial information conducted in accordance with Statement of Auditing Standards No. 71.

        C.    Performance of Internal Auditors.    The Committee shall annually review the experience and qualifications of senior management personnel involved in the Company's internal audit activity. The Committee shall also be responsible for the engagement, evaluation and termination of any third party providers of internal audit services and it shall approve all fees to be paid to such service providers. As part of its responsibility for evaluating the services performed by any internal audit service provider, the Committee shall review quality control procedures applicable to such service provider. The Committee shall also obtain at least annually a report of such service providers' internal quality control procedures, any material issues raised by their most recent internal quality control review or by any recent inquiry or investigation by governmental or professional authorities within the preceding five years in respect of one or more internal audits conducted by the firm, and any steps taken to deal with such issues.

        D.    Review of Disclosure Controls and Procedures.    The Committee shall review with the Chief Executive Officer and the Chief Financial Officer, and other Company officers, the Company's disclosure controls and procedures and shall review periodically, but not less frequently than quarterly, management's conclusions about the efficacy of such disclosure controls and procedures, including any deficiencies in, or material non-compliance with, such controls and procedures.

        E.    Engagement/Oversight of Independent Auditors.    The Committee shall be solely responsible for the appointment of the Company's independent auditors and, where appropriate, for their termination and replacement (subject to shareholder ratification). The Committee shall also be responsible for the oversight of the work performed by the independent auditor, and for resolution of any disagreements between management and the auditor regarding financial reporting. The independent auditor shall report directly to the Committee. The Committee shall pre-approve all audit services and permitted non-audit services to be performed for the Company by its independent auditor. The Committee shall also be solely responsible for approving the fees to be paid to the independent auditors for their services. The Committee may delegate authority to one or more members of the Committee to pre-approve audit and permitted non-audit services (including pre-approval of fees), provided that the approvals granted by such persons are reviewed with the full Committee at its next scheduled meeting. The independent auditors shall not be engaged to perform any non-audit services proscribed by law or SEC regulation.

        F.    Independence/Performance of Independent Auditors.    The Committee shall receive a report from the independent auditors at least annually regarding their independence. The Committee shall discuss such report with the auditors and take such action as it may deem necessary to satisfy itself that the auditors are independent. The Committee shall also evaluate the performance of the Company's independent auditors annually. In doing so, the Committee shall consult with management and shall obtain and review a report from the independent auditors describing: (i) all relationships between the independent auditors and the Company, (ii) their internal quality control procedures, and (iii) any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years in respect of one or more independent audits conducted by the firm, and any steps taken to deal with such issues.

        G.    Audits by Internal and Independent Auditors.    The Committee shall discuss with the internal audit service providers and the independent auditors the overall scope and plans for their respective audits, including the adequacy of staffing and other factors that may affect the effectiveness and timeliness of such audits. In this connection, the Committee shall discuss with management, the internal audit service providers and the independent auditors the Company's major risk exposures (whether financial, operating or otherwise), the adequacy and effectiveness of the Company's accounting, financial, and disclosure controls, and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies. The Committee shall review with management and the independent auditors management's annual internal control report, and the attestation of such report by the independent auditors. Management and the internal audit service providers shall report promptly to the Committee regarding any significant deficiencies in the design or operation of the Company's internal controls, material weaknesses in internal controls and any fraud (regardless of materiality) involving persons having a significant role in the internal controls, as well as any significant changes in internal controls implemented by management during the most recent reporting period of the Company.

        H.    Review of Certain Matters with Internal and Independent Auditors.    The Committee shall review periodically with management, the internal audit service providers and the independent auditors the effect of new or proposed regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company's financial statements and other public disclosures.

        I.    Consultation with Independent Auditors.    The Committee shall review with the independent auditors any problems or difficulties the auditors may have encountered in connection with the annual audit or otherwise and any management letter provided by the auditors and the Company's response to that letter. Such review shall include a description of the difficulties encountered, including any restrictions on the scope of activities or access to required information, any disagreements with management regarding generally accepted accounting principles and other matters, material adjustments to the financial statements recommended by the independent auditors and adjustments that were proposed but "passed", regardless of materiality.

        J.    Preparation of Report for Proxy Statement.    The Committee shall produce the report required to be included in the Company's annual proxy statement, all in accordance with applicable rules and regulations.

        K.    Policies for Employment of Former Audit Staff.    The Committee shall approve guidelines for the Company's hiring of former employees of the independent auditors, which shall meet the requirements of applicable law and listing standards.

        L.    Establishment of "Whistleblowing" Procedures.    The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

        M.    Review of Certain Transactions with Directors and Related Parties.    The Committee shall review periodically, but no less frequently than annually, a summary of the Company's transactions with directors and executive officers and with firms that employ directors, as well as any other material related party transactions.

        N.    Access to Records, Consultants and Others.    The Committee shall have full authority (i) to investigate any matter brought to its attention with full access to all books, records, facilities and employees of the Company; (ii) to retain outside legal, accounting or other consultants to advise the Committee; (iii) to request any officer or employee of the Company, the Company's outside counsel, internal auditor, internal audit service providers or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

        O.    Review of Legal and Regulatory Compliance.    The Committee shall periodically review with management and the independent auditors any correspondence with, or action by, regulators or government agencies and any employee complaints or published reports that raise concerns regarding the Company's financial statements, accounting or auditing matters, or compliance with the Company's Business Ethics and Information Security Policies. The Committee shall also meet periodically and separately with the General Counsel and other appropriate legal staff of the Company to review material legal matters and compliance with applicable laws and listing standards.

        P.    Self-Evaluation.    The Committee shall be responsible for evaluating its performance no less frequently than annually.

        Q.    Delegation.    The Committee may delegate any of its responsibilities to one or more members of the Committee.

        R.    Other Delegated Responsibilities.    The Committee shall also carry out such other duties as may be delegated to it by the Board of Directors from time to time.

McCORMICK & COMPANY, INCORPORATED

ANNUAL MEETING OF STOCKHOLDERS
Wednesday, March 26, 2003

The McCormick & Company, Incorporated 2002 Annual Report is available on our website. The address is www.mccormick.com. Click on "Company Information," under the Investor Relations section, click on the McCormick logo, then click on "Financial Reports." The proxy statement is available under "SEC Filings" (DEF14A).

CONSENT: If you are a registered stockholder and would like to access the proxy materials electronically next year, please go to the following consent site address: http:/www.econsent.com/mkcv

McCORMICK & COMPANY, INCORPORATED	proxy

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Robert J. Lawless, Carroll D. Nordhoff and Robert W. Skelton and each of them, the proxies of the undersigned, with several powers of substitution, to vote all shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on March 26, 2003, and at any and all adjournments thereof, in accordance with the following ballot and in accordance with their best judgment in connection with such other business as may properly come before the Annual Meeting:

    IN THE ABSENCE OF SPECIFIC INSTRUCTIONS APPEARING ON THE PROXY, PROXIES WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE APPROVAL OF THE 2003 EMPLOYEES STOCK PURCHASE PLAN, FOR THE APPROVAL OF THE MANAGEMENT INCENTIVE BONUS PLAN, FOR THE APPROVAL OF AN AMENDMENT TO THE COMPANY'S CHARTER INCREASING THE NUMBER OF AUTHORIZED SHARES AND FOR THE RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS AS SET FORTH HEREIN, AND IN THE BEST DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS AS MAY OTHERWISE PROPERLY COME BEFORE THE ANNUAL MEETING, INCLUDING ANY ADJOURNMENT.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, 3, 4 AND 5.

1.	ELECTION OF DIRECTORS:	01 B. H. Beracha 02 J. T. Brady 03 F. A. Contino 04 R. G. Davey 05 E. S. Dunn, Jr. 06 J. M. Fitzpatrick 07 F. A. Hrabowski, III	08 R. J. Lawless 09 J. C. Molan 10 C. D. Nordhoff 11 R. W. Schroeder 12 W. E. Stevens 13 K. D. Weatherholtz	☐	VOTE FOR all nominees (except as marked)	☐	VOTE WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right)
WITHHELD

2.	PROPOSAL TO APPROVE THE 2003 EMPLOYEES STOCK PURCHASE PLAN. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.
☐ FOR	☐ AGAINST	☐ ABSTAIN
3.	PROPOSAL TO APPROVE THE MANAGEMENT INCENTIVE BONUS PLAN. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.
☐ FOR	☐ AGAINST	☐ ABSTAIN
4.	PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY'S CHARTER. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.
☐ FOR	☐ AGAINST	☐ ABSTAIN
5.	RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS. THE BOARD OF DIRECTORS RECOMMEND A VOTE FOR THE PROPOSAL.
☐ FOR	☐ AGAINST	☐ ABSTAIN
6.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.
Date:

Signature(s) in Box

Please sign exactly as your name(s) appears on this Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc. should include title and authority. Corporations should provide the full name of the corporation and the title of authorized officer signing the proxy.

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MARCH 26, 2003
PROXY STATEMENT GENERAL INFORMATION
PRINCIPAL STOCKHOLDERS
ELECTION OF DIRECTORS
REPORT ON EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
Compensation of Directors
PENSION PLAN TABLE
STOCK OPTIONS OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
EQUITY COMPENSATION PLAN INFORMATION
MID-TERM INCENTIVE PLAN
PERFORMANCE GRAPH—SHAREHOLDER RETURN
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
2003 EMPLOYEES STOCK PURCHASE PLAN
NEW PLAN BENEFITS 2003 Employee Stock Purchase Plan (1)
MANAGEMENT INCENTIVE BONUS PLAN
PROPOSED CHARTER AMENDMENT
REPORT OF AUDIT COMMITTEE AND FEES OF INDEPENDENT ACCOUNTANTS
RATIFICATION OF APPOINTMENT OF AUDITORS
OTHER MATTERS
VOTING PROCEDURES
HOUSEHOLDING OF ANNUAL DISCLOSURE DOCUMENTS
STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING
  EXHIBIT A
McCORMICK & COMPANY, INCORPORATED 2003 EMPLOYEES STOCK PURCHASE PLAN
  EXHIBIT B
McCORMICK & COMPANY, INCORPORATED MANAGEMENT INCENTIVE BONUS PLAN
  EXHIBIT C
McCORMICK & COMPANY, INCORPORATED
  EXHIBIT D
AUDIT COMMITTEE CHARTER